Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement Nos. 333-25277, 333-40307, 333-32318, 333-41348, 333-53776, 333-57378, 333-73982, 333-100837, 333-109627, 333-113200, 333-119640, 333-125448, 333-128098, 333-133564, 333-138387, and 333-139835 on Form S-8 of our reports relating to the financial statements and the financial statement schedule of Network Appliance, Inc. and management’s report on the effectiveness of internal control over financial reporting dated June 25, 2007 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment) appearing in this Annual Report on Form 10-K of Network Appliance, Inc. for the year ended April 27, 2007.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 25, 2007